Exhibit 99.1

FOR IMMEDIATE RELEASE

February 3, 2004

CONTACT:	Ronald J. Domanico V.P. and Chief Financial Officer (770) 948-3101

CARAUSTAR REPORTS

FOURTH QUARTER AND YEAR-END 2003 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that revenues for the fourth quarter ended December 31, 2003 were $239.5 million, a decrease of 5.0 percent from revenues of $252.0 million for the same quarter in 2002. Loss from operations before restructuring and impairment costs for the quarter was $1.0 million, a decrease from comparable income from operations of $0.6 million reported for the fourth quarter of 2002. Net loss for the fourth quarter of 2003 was $8.9 million, compared to fourth quarter 2002 net loss of $13.3 million. Net loss per share for the fourth quarter 2003 was $0.32, compared to a net loss per share of $0.48 in the fourth quarter of 2002. Included in the fourth quarter 2003 net loss were restructuring and impairment costs of $5.9 million pre-tax, or $0.13 per share. The fourth quarter 2002 net loss included restructuring and impairment costs of $11.7 million pre-tax or $0.26 per share.

The quarterly reduction in net loss from prior year was primarily the result of lower restructuring and impairment costs combined with a $3.0 million improvement in equity in income from unconsolidated affiliates. The Premier Boxboard unconsolidated joint venture generated $1.9 million of the improvement in equity income due to significantly improved volume in gypsum facing paper sales. These improvements, however, were partially offset by a decline in consolidated income from operations resulting from lower volume sold by the mill system which was entirely the result of the first quarter 2003 shutdown of Buffalo and Rittman machine #2, combined with lower sales and margins in the carton and custom packaging operations.

Results for the fourth quarter were negatively impacted by $5.9 million pretax or $0.13 per share of additional restructuring and impairment charges associated with revised estimates for real estate market values and carrying costs of previously closed facilities. Approximately $2.6 million of the additional restructuring and impairment charges are expected to be cash expenditures. Also included in the fourth quarter were $6.9 million pretax, or $0.15 per share, of operating costs not charged to restructuring related primarily to the closure of the company’s Cedartown Paperboard mill, fixed asset write-offs primarily at Richmond Paperboard mill, severance costs related to corporate reorganization and higher professional and consulting fees. Approximately $1.6 million of these costs are expected to be cash expenditures. Selling, general and administrative expenses were down $2.4 million to $40.0 million for the fourth quarter 2003 versus $42.4 million in the same quarter 2002 as restructuring and cost reduction initiatives more than offset double-digit increases in health and welfare, pension expense, insurances, and professional services.

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PHONE 770 . 948 . 3101 • P. O. BOX 115 • AUSTELL, GA 30168-0115

3100 JOE JERKINS BOULEVARD • AUSTELL, GA 30106 - 3227

Caraustar Industries, Inc.

February 3, 2004

Year Ended December 31, 2003

For the year ended December 31, 2003, revenues were $992.2 million, an increase of 5.9 percent from revenues of $936.8 million for 2002. The net loss for the year ended 2003 was $27.0 million compared to a net loss of $17.9 million in 2002. Net loss per share was $0.97 for the year ended December 31, 2003 compared with a net loss per share of $0.64 in 2002. Restructuring and impairment costs accounted for $15.1 million (pretax) or $0.34 per share and $12.7 million (pretax) or $0.28 per share of the net loss for 2003 and 2002, respectively.

Liquidity

In the fourth quarter 2003, Caraustar generated $12.5 million in cash from operations, which is an increase of $5.1 million from fourth quarter 2002. Capital expenditures were $5.3 million for the fourth quarter of 2003, and the company ended the fourth quarter of 2003 with $85.6 million of cash. Interest expense increased by $1.1 million from fourth quarter 2002 due to the unwinding of fixed to floating interest rate swaps. As of December 31, 2003, the company had no borrowings under its $75 million revolving credit facility but does have $44.4 million of letters of credit outstanding that reduce availability.

Volume

Thomas V. Brown, president and chief executive officer of Caraustar, stated, “Caraustar’s overall mill volume increased five percent in 2003, driven by gains in three of its four primary markets. Volume in the tube, core and composite can markets grew 19 percent, 2003 vs. 2002, due primarily to the Smurfit Industrial Products Division acquisition completed at the end of the third quarter in 2002. The acquisition also helped create growth of eight percent in the other specialty businesses. Despite the closing of our Buffalo mill in the first quarter of 2003, gypsum facings volume improved five percent year-over-year on the strength of the continued market gains of the Premier Boxboard joint venture mill. Folding carton mill volume declined four percent for Caraustar in 2003 due to the idling of one of the paper machines at the Rittman, Ohio mill near the end of the first quarter and was influenced by a weaker demand for folding grades in the industry.

“In 2003 the recycled boxboard industry exhibited an overall increase in demand of one percent – a modest growth rate, but, encouraging, as it was the first sign of growth following three years of declines. Gains in gypsum facings, associated with a record year in wallboard sales, and growth of the other specialty grades offset a three percent drop in folding board demand and a flat tube, can and drum market. The industry increased four percent in the fourth quarter 2003, with growth in the other specialty business and gypsum facings offsetting a two percent drop in folding carton board sales. Tube, can and drum demand increased one percent in the quarter.

“Caraustar’s overall volume declined four percent in the quarter, driven by a 22 percent reduction in folding boxboard sales. Other specialty demand increased 18 percent in the quarter, gypsum facings grew 10 percent and tube and core volume increased two percent. As was the case for the year, Caraustar’s decline in folding grades reflected the net effect of the Rittman paper machine idling followed by the rationalization of the Ashland, Ohio carton plant. With softer overall demand in the folding carton business, the company will benefit by exiting some lower margin coated and uncoated carton business and consolidating production in its remaining carton plants and paper machines.”

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Caraustar Industries, Inc.

February 3, 2004

Joint Ventures

Wallboard demand in North America continued to improve and Caraustar’s joint ventures have benefited by the increase in demand. Caraustar’s half interest in the gypsum facing paper mill and two wallboard manufacturing facilities, after interest expense, contributed approximately $ 8.4 million of equity in income for the year, an improvement of nearly $5.9 million. Approximately $3.7 million of this amount was generated by the joint ventures in the fourth quarter, an improvement of more than $3.0 million compared with the fourth quarter of 2002.

The improvement in joint venture returns was particularly significant at the Premier Boxboard mill. Gypsum facing paper sales increased by fifty thousand tons, while demand for containerboard remained flat over 2002. Although containerboard pricing softened on a year-over-year basis, the higher priced gypsum facings more than made up for the containerboard shortfall, and the substantial improvement in productivity contributed to an annual pretax gain of over $7 million for Caraustar.

Brown commented further, “We continue to make progress in reconfiguring Caraustar to be a more focused and efficient company that is positioned for profitable growth going forward. For the past year, rationalization and cost reduction efforts have been initiated and are gaining traction but, as is often the case, have not yet translated into bottom line results. These types of efforts have initial costs associated with transition, closure and severance. We are confident that our actions are appropriate, and we expect to see benefit from them in 2004. Caraustar has made and will not hesitate to continue to take necessary consolidating actions to match technology to customer requirements, and supply to demand. The slowly recovering industrial economy, together with paperboard capacity reductions, should provide opportunities for an improved performance environment.”

Caraustar, a recycled packaging company, is one of the largest and most cost-effective manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled paperboard product markets: tubes, cores and cans; folding cartons and custom packaging; gypsum wallboard facing paper; and miscellaneous “other specialty” and converted products. Caraustar will be hosting a Webcast of its fourth quarter and full year 2003 results beginning at 9:00 a.m. (EST) on Tuesday, February 3, 2004. In order to listen to the Webcast of its conference call, participants can log on at http://www.caraustar.com or http://www.firstcallevents.com/service/ajwz39004057gf12.html and look for the Webcast button/icon on the “Investor Relations” page of the Caraustar Web site.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results or financial condition. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Specifically, the company’s statements regarding the expected benefits and timing of benefits from its rationalization and cost reduction efforts, as well as its expectations for an improved performance environment and the anticipated positive effects on the company’s revenues, are forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing

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Caraustar Industries, Inc.

February 3, 2004

and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, the degree of success achieved by the company’s new product initiatives, changes in government regulations, the company’s ability to complete acquisitions and successfully integrate the operations of acquired businesses (including specifically the recently acquired Smurfit-Stone industrial packaging operations) and the company’s ability to service its substantial indebtedness. (Consider whether any other specific risks are relevant to achievement of expectations expressed in release) Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished for, the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

For the Eight Quarters Ending December 31, 2003

Volume Sold (tons 000’s):	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
CSAR Mill Tons Sold (Market)*	152.4	162.3	151.7	166.8	162.9	159.0	154.9	147.6
CSAR Mill Tons Converted	95.8	103.6	102.5	104.4	101.1	90.9	92.6	83.7

Total CSAR Mill Tons *	248.2	265.9	254.2	271.2	264.0	249.9	247.5	231.3
Outside Paperboard Purchased	29.7	32.1	28.0	28.7	25.9	30.1	30.6	31.9

Total Paperboard Controlled	277.9	298.0	282.2	299.9	289.9	280.0	278.1	263.2
Tube & Core Tons	80.7	82.1	81.0	80.3	79.2	68.8	66.6	58.4
Folding Carton Tons	91.1	106.5	101.0	119.6	116.3	115.1	107.6	106.6
Gypsum Paper Tons *	49.0	50.3	43.6	44.4	44.4	45.5	44.3	43.9
Specialty Tons	57.1	59.1	56.6	55.6	50.0	50.7	59.6	54.3

Total Converted Tons Controlled	277.9	298.0	282.2	299.9	289.9	280.1	278.1	263.2

* Includes gypsum facing paper sold by unconsolidated Premier Boxboard joint venture.	24.5	22.4	18.8	15.1	14.5	11.4	9.8	4.3

Changes in Selling Price and Costs ($/ton):

	Q4 2003 vs Q4 2002	Q4 2003 vs Q3 2003
Mill Average Net Selling Price	2.5	(3.3)
Mill Average Fiber Cost	3.3	2.5
Mill Average Fuel & Energy Cost	1.6	(1.1)

Increase / (Decrease)	(2.4)	(4.7)

Tubes and Cores Average Net Selling Price	(12.5)	(26.5)

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2003	2002	2003	2002
SALES	$239,462	$252,025	$992,220	$936,779
COST OF SALES	200,539	209,050	819,349	767,955

Gross profit	38,923	42,975	172,871	168,824
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	39,961	42,387	163,930	150,044

(Loss) income from operations before restructuring costs	(1,038)	588	8,941	18,780
RESTRUCTURING AND IMPAIRMENT COSTS	5,890	11,728	15,142	12,713

(Loss) income from operations	(6,928)	(11,140)	(6,201)	6,067
OTHER (EXPENSE) INCOME:
Interest expense	(11,073)	(10,005)	(43,905)	(38,115)
Interest income	304	291	1,026	1,652
Write-off of deferred debt costs	0	0	(1,812)	0
Equity in income of unconsolidated affiliates	3,673	627	8,354	2,488
Other, net	(50)	(45)	208	130

	(7,146)	(9,132)	(36,129)	(33,845)

LOSS BEFORE MINORITY INTEREST AND INCOME TAXES	(14,074)	(20,272)	(42,330)	(27,778)
MINORITY INTEREST IN LOSSES	104	122	196	235
BENEFIT FOR INCOME TAXES	(5,045)	(6,801)	(15,099)	(9,623)

NET LOSS	$(8,925)	$(13,349)	$(27,035)	$(17,920)

BASIC
NET LOSS PER COMMON SHARE	$(0.32)	$(0.48)	$(0.97)	$(0.64)

Weighted average number of shares outstanding	28,162	27,907	27,993	27,871

DILUTED
NET LOSS PER COMMON SHARE	$(0.32)	$(0.48)	$(0.97)	$(0.64)

Weighted average number of shares outstanding	28,162	27,907	27,993	27,871

Note:	Certain prior year income statement items have been reclassified to conform with the current year presentation.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2003	December 31, 2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$85,551	$34,314
Receivables, net of allowances	93,892	106,149
Inventories	87,608	107,644
Refundable income taxes	250	13,681
Current deferred tax asset	7,457	6,364
Other current assets	8,015	8,498

Total current assets	282,773	276,650

PROPERTY, PLANT AND EQUIPMENT:
Land	12,211	14,337
Buildings and improvements	141,022	150,565
Machinery and equipment	617,688	643,863
Furniture and fixtures	15,225	14,894

	786,146	823,659
Less accumulated depreciation	(375,374)	(380,264)

Property, plant and equipment, net	410,772	443,395

GOODWILL	183,130	180,545

INVESTMENT IN UNCONSOLIDATED AFFILIATES	54,623	52,830

OTHER ASSETS	29,247	36,913

	$960,545	$990,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$106	$70
Accounts payable	75,013	60,027
Accrued interest	8,832	8,749
Accrued compensation	9,800	12,841
Accrued pension	0	11,279
Other accrued liabilities	31,307	36,866

Total current liabilities	125,058	129,832

SENIOR CREDIT FACILITY	0	0

OTHER LONG-TERM DEBT, less current maturities	531,001	532,715

DEFERRED INCOME TAXES	58,920	65,749

PENSION LIABILITY	18,632	13,572

DEFERRED COMPENSATION	1,522	1,500

OTHER LIABILITIES	5,031	4,584

MINORITY INTEREST	504	700

SHAREHOLDERS’ EQUITY:
Preferred stock, $.10 par value; 5,000,000 shares authorized; none issued	0	0
Common stock, $.10 par value; 60,000,000 shares authorized, 28,222,205 and 27,906,674 shares issued and outstanding at December 31, 2003 and 2002, respectively	2,822	2,791
Additional paid-in capital	183,166	182,224
Retained earnings	52,531	79,566
Accumulated other comprehensive loss	(18,642)	(22,900)

	219,877	241,681

	$960,545	$990,333

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended December 31,
	2003	2002
Cash provided by (used in)
Operating activities:
Net loss	$(27,035)	$(17,920)
Depreciation and amortization	30,991	54,246
Write-off of deferred debt costs	1,812	0
Disposal of property, plant and equipment	3,507	1,267
Restructuring costs	11,862	5,167
Other noncash adjustments	(9,637)	5,964
Equity in income of unconsolidated affiliates, net of distributions	(2,204)	8,167
Changes in operating assets and liabilities	46,086	6,309

Net cash provided by operating activities	55,382	63,200

Investing activities:
Purchases of property, plant and equipment	(20,006)	(22,542)
Acquisitions of businesses, net of cash acquired	(695)	(69,547)
Proceeds from disposal of fixed assets	2,321	2,145
Investment in unconsolidated affiliates	0	(200)
Other, net	0	(230)

Net cash used in investing activities	(18,380)	(90,374)

Financing activities:
Proceeds from senior credit facility	0	38,000
Repayments of senior credit facility	0	(38,000)
Repayments of short and long-term debt	(95)	(6,693)
Proceeds from swap agreement unwind	15,950	6,163
Dividends paid	0	(833)
Deferred debt costs	(2,214)	(1,528)
Issuances of stock, net of forfeitures	594	135

Net cash provided by (used in) financing activities	14,235	(2,756)

Net change in cash and cash equivalents	51,237	(29,930)
Cash and cash equivalents at beginning of period	34,314	64,244

Cash and cash equivalents at end of period	$85,551	$34,314

Supplemental Disclosures:
Cash payments for interest	$42,990	$36,199

Income tax refunds, net of payments	$18,783	$18,784

Stock issued for acquisitions	$0	$324